Purchase Order

KNOW ALL MEN BY THESE PRESENTS, that BRANDON MOTOR CARS, INC., a Florida corporation, 3709 Interstate Park Road South, Suite 2, Riviera Beach, Florida 33404 (“Seller) for and in consideration of the sum of Four Hundred Five Thousand Dollars ($405,000) (See Item 7 below), the receipt and sufficiency of which are acknowledged, does hereby, SELL, ASSIGN AND TRANSFER to RSE Collection, LLC, 850 New Burton Road, Suite 201, Dover, Delaware 19904 (“Buyer”) the following described personal property (the “Property”) to whit:

One (1) Concours Restored ("Matching Numbers") 1955 Porsche 356 Speedster 1500, VIN: 50898 (last digits of VIN stamped on both door panels), Engine Number: 35016, Transmission Number: 6070 + Tools, Jack, Accessories, & 5 date coded wheels, Original & Current Colors: Speedster Blue/Beige

Seller hereby warrants that it has full right, title and authority to sell and dispose of the Property, and that the Property is free and clear of all liens and encumbrances. By the Buyer’s acceptance of the Property, Buyer hereby acknowledges that:

1. The Buyer understands that high-performance racing automobiles are inherently dangerous. The Buyer is fully aware that there are substantial risks and hazards inherent in the operation of a high-performance and racing automobile including the risk of bodily injury or death. The Seller has given the Buyer full and complete opportunity to inspect the Property. Buyer confirms this right of inspection and acknowledges that the Buyer has performed, or had performed, such inspections as Buyer deems appropriate. It is expressly understood and agreed by the Buyer that Property is purchased in “AS IS” condition. In purchasing the Property, Buyer has relied solely upon Buyer’s judgment and that of the Buyer’s agents, if any. Buyer has not relied on any statement, warranty or representation of Seller or its agents other than the warranty of Title set forth in this Bill of Sale.

2. ALL WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, EXCEPT AS SPECIFIED HEREIN, INCLUDING THE WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF DESIGN ARE HEREBY EXCLUDED.

3. The Buyer, on behalf of Buyer and Buyer’s heirs, personal representatives and assigns, hereby waives and releases any and all claims, rights and causes of action of every kind and description which may now exist or hereafter exist against the Seller and any of its agents arising out of the condition, use and operation of the Property. This release specifically includes without limitation, any and all claims for bodily injury, death or property damage, which might be based on any patent or latent defect in the Property. The Buyer further agrees to hold harmless the Seller and any of its agents, from all claims, demands or causes of action that may be asserted against them by third persons based in whole or in part on the condition, use and operations of the Property by the Buyer or Buyer’s successors or assigns.

4. The release and indemnity provisions contained herein are a material portion of the consideration to the Seller for the sale of the Property. The Seller would not sell the Property to the Buyer without Buyer’s execution of this Purchase Order.

5. The Contract between Buyer and Seller has been negotiated and performed within the State of Florida. This Bill of Sale shall be construed in accordance with the laws of the State of Florida.

6. BUYER UNDERSTANDS THAT THIS PURCHASE ORDER CONTAINS A COMPLETE RELEASE OF ALL LIABILITY OTHER THAN LIABILITY UNDER SELLER’S WARRANTY OF TITLE.

7. A non-refundable Down Payment/Non Refundable Deposit in the amount of $30,000.00 shall be paid upon execution of this Purchase Order. Simple interest in the amount of 5.333 percent (5.333%) shall be paid (based upon a 365 day year) on any unpaid remaining balance at the end of each month (pro-rated based on partial months). Any remaining balance shall be paid on or before 12/31/2017 or the Down Payment/Non Refundable Deposit shall be forfeited and this Purchase Order shall become null and void. If Buyer’s PPI (to be completed on or before July 14, 2017) reveals anything materially different about the car than what was discussed to date, then this Purchase Order shall become null and void and all monies returned to Buyer.

IN WITNESS WHEREOF, the parties have duly executed this Bill of Sale on this 1st day of July 2017.

Witness: /s/ Maximilian Niederste-OstholtBuyer: /s/ Christopher

Printed Name: Maximilian Niederste-OstholtBruno

Printed Name: Christopher Bruno

By: RSE Collection, LLC

_________________________________________________________________________________________________

Witness: /s/ Jack E. AdamsSeller: /s/ Philip M. Bagley

Printed Name: Jack E. AdamsPrinted Name: Philip M.

Bagley

By: Brandon Motor Cars,

Inc.